Exhibit 99.1

Financial Information

On April 28, 2025, BeiGene, Ltd. (the “Company”) filed its 2024 Annual Report (the “STAR Annual Report”) with the Science and Technology Innovation Board (the “STAR Market”) of the Shanghai Stock Exchange, which was prepared in accordance with the listing rules of the STAR Market and the applicable securities laws and regulations of the Peoples’ Republic of China (the “PRC” and the “PRC Securities Laws”). The STAR Annual Report is available to the public in Chinese language only on the website maintained by the Shanghai Stock Exchange at www.sse.com.cn.

As required by the PRC Securities Laws, the STAR Annual Report contains additional financial information of the Company’s gross profit margin ratio, research and development expenses allocated by key products and other research and development projects and production, sales and inventory stock units for the year ended December 31, 2024 (the “Reporting Period”), prepared in accordance with the China Accounting Standards for Business Enterprises – Basic Standard (“CAS”) and other applicable PRC accounting rules, guidance and interpretations (together with CAS, “PRC GAAP”), including but not limited to the China Securities Regulatory Commission's Compilation Rule for Information Disclosure by Companies Offering Securities to the Public No. 15 – General Rules for Financial Statement (2023 revised), and Compilation Rule for Information Disclosure by Companies Offering Securities to the Public No. 24-Special Provisions on Information Disclosure in Financial Statements of Pilot Innovative Red-chip Companies on the Sci-Tech Innovation Board.  The key differences between such financial information prepared in accordance with PRC GAAP and those prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) for the Reporting Period, which was previously filed with the U.S. Securities and Exchange Commission, are summarized below.

Key Differences between PRC GAAP and U.S. GAAP

Share-based Compensation

Under U.S. GAAP, the Company elects to recognize share-based compensation expenses using the straight-line method for all employee equity awards granted with graded vesting based on service conditions, provided that the amount of compensation cost recognized at any date is at least equal to the portion of the grant-date value of the options that are vested as of that date.

Under PRC GAAP, the Company recognizes share-based compensation expense using the accelerated method for all employee equity awards granted with graded vesting.

Under PRC GAAP, the excess tax benefit resulting from the pre-tax deductible amount arising from U.S. employee share-based payments over the cumulative share-based payment-related expenses recognized for accounting purposes should be recorded in shareholders’ equity rather than in current income tax expenses/benefits under U.S. GAAP.

Leasing

Under U.S. GAAP, as a lessee, the Company recognizes a lease liability based on the present value of the total remaining lease payments, and a corresponding right-of-use assets. The Company subsequently recognizes operating lease expenses on a straight-line basis over the lease term.

PRC GAAP requires lessees to present interest expenses on the lease liability and depreciation on the right-of-use assets separately in the statements of operations. The combination of a straight-line depreciation of the right-of-use assets and the effective interest rate method applied to the lease liability will result in a higher total charge to profit or loss in the initial years of the leases and decreasing expenses during the latter part of the lease term.

Gross Profit Margin Ratio

As required by the PRC Securities Laws, the 2024 STAR Annual Report contained financial information regarding gross profit margin ratio by region, which was prepared in accordance with PRC GAAP. The corresponding financial information prepared in accordance with U.S. GAAP is presented below. Amounts reported herein are stated in thousands of U.S. dollars.

	For the year ended December 31, 2024			For the year ended December 31, 2023
By Region	Revenue	COGS	Gross Margin ratio	Revenue	COGS	Gross Margin ratio
China	1,411,307	524,220	62.9%	1,101,951	352,706	68.0%
Ex-China	2,398,934	69,869	97.1%	1,356,828	27,214	98.0%
Total	3,810,241	594,089	-	2,458,779	379,920	-

Research and Development Expenses Allocated by Key Products and Other R&D Projects

As required by the PRC Securities Laws, the 2024 STAR Annual Report contains financial information regarding the research and development (“R&D”) expenses allocated by key products, which was prepared in accordance with PRC GAAP. The corresponding financial information prepared in accordance with U.S. GAAP is presented below. Amounts reported herein are stated in thousands of U.S. dollars.

Pipeline Products/ Projects	For the year ended December 31, 2024	For the year ended December 31, 2023
Zanubrutinib	129,226	158,051
Tislelizumab	68,684	83,799
Bcl-2 (BGB-11417)	99,939	52,548
CDAC (BGB-16673)	20,380	3,584
CDK4 (BGB-43395)	6,078	1,734
Other R&D projects	215,139	251,701
R&D collaboration projects	189,214	100,115
Subtotal of external R&D expenses	728,660	651,532
Subtotal of internal R&D expenses	1,224,635	1,127,062
Total	1,953,295	1,778,594

Production, Sales and Inventory Stock Units

As required by the PRC Securities Laws, the 2024 STAR Annual Report contained financial information regarding the production, sales and inventory stock units of key products, which was prepared in accordance with PRC GAAP. The corresponding financial information prepared in accordance with U.S. GAAP is presented below.

Item	Unit	Production or purchase quantity for the year ended December 31, 2024	Sales quantity for the year ended December 31, 2024	Stock quantity as of December 31, 2024
Key products	vials	5,011,100	5,037,600	2,639,900